CONFIDENTIAL

Exhibit (e)(1)(iv)

AMENDMENT 4

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 19, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and Trust dated April 16, 2018, as amended

“ALPS”	ALPS Distributors, Inc.

“Trust”	1290 Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		1290 Funds

By:	/s/ Stephen Kyllo	By:	/s/ Michal Levy

Name:	Stephen Kyllo	Name:	Michal Levy
Title:	SVP & Director	Title:	President

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	Appendix A to Exhibit 1 is deleted in its entirety and replaced with the following Appendix A to Exhibit 1:

“APPENDIX A

LIST OF FUNDS

1290 Loomis Sayles Multi-Asset Income Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Diversified Bond Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund

1290 Essex Small Cap Growth Fund”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of the Existing Agreement, as amended by this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.